BRIGHAM                                                             NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS SECOND QUARTER 2000 FINANCIAL RESULTS
--------------------------------------------------------------------------------

         Austin, TX -- (Business Wire) - August 3, 2000 -- Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the quarter ended June 30, 2000. Significant highlights of Brigham's financial performance during the second quarter include:

|X| Net equivalent production volumes increased 25% relative to the second quarter of 1999, after adjusting for the sale of producing reserves in mid-1999;

|X| Accelerating production volume growth leading into the third quarter - June 2000 average production rate of 21 MMcfe per day, a 45% increase over April 2000;

|X| Higher realized oil prices contributed to production revenue growth of 30% in the current year quarter despite significant natural gas hedging losses and the mid-1999 producing property sales; and

|X| Year-over-year cash flow growth - 32% higher EBITDA due to reduced unit operating costs and improved realized sales prices.

SECOND QUARTER 2000 RESULTS

         Average net daily production volumes for the second quarter 2000 were
17.6 million cubic feet of equivalent natural gas (MMcfe), or an increase of 2% over volumes produced during the first quarter 2000. Excluding net production attributable to properties sold in June 1999, Brigham's average net daily production would have been 14.1 MMcfe for the second quarter 1999, resulting in comparable year-over-year production growth of 25% over those adjusted volumes.

         Although production was relatively flat to first quarter 2000 volumes, several recently announced discoveries in the Anadarko Basin and Texas Gulf Coast should contribute a full quarter of production beginning in the third quarter of this year. In addition, the currently completing Palmer State #3 well at Home Run Field and the Dinn #2 well in Brigham's Caliente Project are both expected to begin producing to sales in August and should contribute a full quarter of production beginning in the fourth quarter. Brigham estimates that net production volumes were approximately 21 MMcfe per day in June and currently expects net production volumes to reach 25 MMcfe per day by September.

         Natural gas and oil sales for the second quarter of 2000 were $4.6 million, a 30% increase from the same period last year as significantly improved realized oil prices ($28.71 vs. $16.24 per Bbl) more than offset lower realized natural gas prices ($1.98 vs. $2.07 per Mcf) on relatively flat production volumes. Realized natural gas prices during the second quarter of 2000 were negatively impacted by losses on natural gas hedging transactions totaling $1.7 million ($1.66 per Mcf), as compared with natural gas hedging gains of $7,000 ($0.01 per Mcf) in the prior year period. Brigham has fixed price natural gas swap hedges covering a total of 15,000 MMBtu (or approximately 13.6 MMcf) per day at an approximate average NYMEX price of $2.19 per MMBtu from July 2000 through April 2001.

         Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) increased 32% to $2.6 million in the second quarter of 2000 from $2.0 million in the second quarter of 1999, and decreased 19% from $3.2 million in the first quarter of 2000. The decrease in EBITDA in the second quarter relative to the first quarter 2000 was primarily attributable to an increase in monthly settlements related to a crude oil hedging contract on 600 barrels per day at a fixed NYMEX swap price of $22.00 per barrel. Settlements under this contract were accounted for as other expense rather than as a reduction in revenues on the income statement. This crude oil hedging contract expired in June and will therefore have no impact on future financial performance. Brigham has a crude oil collar hedging contract on 600 barrels per day from July 2000 through December 2000 with a NYMEX price cap of $31.75 per barrel and a NYMEX price floor of $18.00 per barrel.

         Operating cash flow for the second quarter of 2000 was $1.6 million ($0.10 per share), an increase from $1.4 million ($0.10 per share) for the same period in 1999. Despite this improvement in cash flow, Brigham reported a net loss of $4.3 million ($0.26 per share) for the second quarter of 2000 compared to a net loss of $14.8 million ($1.04 per share) for the prior year period. The net loss in the current year period was primarily the result of (i) $1.9 million in non-cash expenses related to the change in fair market value of certain outstanding oil and natural gas hedging contracts, (ii) higher net interest expenses ($3.0 million vs. $2.4

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Page 2

million), (iii) $2.2 million in aggregate cash settlements on natural gas and oil hedging contracts, and (iv) an increase in depletion of natural gas and oil properties ($1.8 million vs. $1.5 million). The net loss in the prior year period included a $12.2 million ($0.85 per share) non-cash loss on the sale of oil and natural gas properties completed in June 1999.

         Lease operating expenses for the second quarter of 2000 were $502,000 ($0.32 per Mcfe), or 19% lower than the second quarter of 1999. Also lower in the current year quarter, net general and administrative expenses were $708,000 ($0.45 per Mcfe), or a 21% reduction from the second quarter of 1999 and a 4% reduction from the first quarter of 2000.

         Net capital expenditures incurred in exploration and development operations during the second quarter of 2000 totaled $7.5 million, including $3.7 million for drilling projects, $1.8 million for land and G&G activities and $1.5 million for capitalized G&A and interest expenses.

MANAGEMENT COMMENT

         Curtis Harrell, Brigham's Chief Financial Officer, stated, "Our financial results in the second quarter were negatively impacted by two principal factors, $2.2 million in cash settlements on our outstanding hedging contracts and lower production volume growth than anticipated due to delays experienced in bringing to sales certain wells completed during the second quarter. Though we've been frustrated by the delays in adding production from a few of our recent discoveries, this additional production should be flowing to sales early in the third quarter. Fortunately, we have added new production volumes from our 2000 drilling program and ended the quarter on a strong note by achieving an average net production rate of 21 MMcfe per day in June. Wells currently completing should further increase our volumes to 25 MMcfe per day by September, and an exciting inventory of drilling projects scheduled for the third quarter should further contribute to production volume growth during the remainder of 2000."

         Harrell further stated, "With our current and expected third quarter production volume growth, we are now positioned to benefit from improved natural gas prices for the first time in 2000. Higher price realizations, growing production volumes and a lower cost structure should all contribute to improved financial performance in the third quarter of 2000."

CONFERENCE CALL INFORMATION

         Management will host a conference call to discuss Brigham's financial and operational results for the second quarter 2000 with investors, analysts and other interested parties on Friday, August 4th, at 9:00 a.m. Central time. To participate in the call, please dial 800-675-9347 and ask for the Brigham Exploration conference call (conference identification number 15787752). A replay of the conference call will be available to interested parties at www.streetevents.com through 5:00 p.m. Central time on Friday, August 11th.

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.

FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. The Company's actual capital expenditures in 2000 may differ from the estimates discussed herein. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, availability of sufficient capital resources by the Company and its project participants, federal and state regulatory developments and other risks more fully described in the Company's filings with the Securities and Exchange Commission.

Contact:  Christopher A. Phelps, Vice President - Finance and Strategic Planning
          (512) 427-3300 / investor@bexp3d.com

Page 3
                       BRIGHAM EXPLORATION COMPANY
              SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
            (in thousands, except per share data) (unaudited)

                                                                Three Months Ended June 30,          Six Months Ended June 30,
                                                             ----------------------------------   ---------------------------------
                                                                  1999               2000             1999             2000
                                                             ---------------     --------------   --------------   ----------------
Revenues:
   Natural gas and oil sales                                     $  3,553         $  4,635         $  6,744         $  9,140
   Workstation revenue                                                 71               16              161               49
                                                                 --------         --------         --------         --------
                                                                    3,624            4,651            6,905            9,189
Costs and expenses:
   Lease operating                                                    619              502            1,154              961
   Production taxes                                                   216              395              385              699
   General and administrative                                         891              708            1,809            1,448
   Depletion of natural gas and oil properties                      1,514            1,820            2,875            3,584
   Depreciation and amortization                                      139              124              266              247
   Amortization of stock compensation                                  55               24              113               36
                                                                 --------         --------         --------         --------
                                                                    3,434            3,573            6,602            6,975
                                                                 --------         --------         --------         --------

   Operating income                                                   190            1,078              303            2,214
Interest expense, net                                              (2,377)          (3,031)          (4,458)          (5,806)
Interest income                                                        70               19               94               56
Loss on sale of natural gas and oil properties                    (12,195)               -          (12,195)               -
Other expense (a)                                                    (527)          (2,394)            (527)          (2,990)
                                                                 --------         --------         --------         --------
   Net loss before income taxes                                   (14,839)          (4,328)         (16,783)          (6,526)
Income tax expense                                                      -                -                -                -
                                                                 --------         --------         --------         --------
   Net loss                                                      $(14,839)        $ (4,328)        $(16,783)        $ (6,526)
                                                                 ========         ========         ========         ========

Net loss per share:
   Basic / Diluted                                               $  (1.04)        $  (0.26)        $  (1.21)        $  (0.41)

Wt. avg. common shares outstanding:
   Basic / Diluted                                                 14,309           16,713           13,816           15,996

(a) Includes non-cash expenses related to changes in the fair market value of certain hedging contracts of $529,000 and $1.9 million in the first quarter 1999 and 2000, respectively, and $529,000 and $2.4 million in the first six months 1999 and 2000, respectively.

            PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                               (unaudited)

                                                                Three Months Ended June 30,           Six Months Ended June 30,
                                                             ----------------------------------   ----------------------------------
                                                                  1999               2000             1999                2000
                                                             ---------------     --------------   --------------     ---------------
Avg. net daily production:
   Natural gas (MMcf)                                                11.2             11.6             11.4             11.0
   Oil (Bbls)                                                       1,005              992              992            1,046
   Equivalent natural gas (MMcfe) (6:1)                              17.2             17.6             17.4             17.3
Total net production:
   Natural gas (MMcf)                                               1,005            1,047            2,053            1,987
   Oil (MBbls)                                                         90               89              178              188
   Equivalent natural gas (MMcfe) (6:1)                             1,548            1,582            3,123            3,116
   % Natural gas                                                       65%              66%              66%              64%
Sales prices:
   Natural gas ($/Mcf) (a)                                       $   2.07         $   1.98         $   2.08         $   1.96
   Oil ($/Bbl) (a)                                               $  16.24         $  28.71         $  13.85         $  27.89
   Equivalent natural gas ($/Mcfe) (6:1)                         $   2.30         $   2.93         $   2.16         $   2.93
Other financial data:
   EBITDA ($000) (b)                                             $  1,970         $  2,595         $  3,653         $  5,794
   Operating cash flow ($000) (c)                                $  1,437         $  1,625         $  2,693         $  4,097
   Operating cash flow per share (c)                             $   0.10         $   0.10         $   0.19         $   0.26

   (a) Includes the effects of hedging gains (losses) of:
       Natural gas ($/Mcf)                                          $0.01           ($1.66)           $0.28           ($1.13)
       Oil ($/Bbl)                                                  $0.00            $0.00            $0.00           ($0.01)
   (b) Net income (loss) plus interest expense, DD&A expenses, deferred income taxes and other non-cash items.
   (c) Net income (loss) plus DD&A expenses, deferred income taxes and other non-cash items.

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Page 4

                 BRIGHAM EXPLORATION COMPANY
             SUMMARY CONSOLIDATED BALANCE SHEETS
                 (in thousands) (unaudited)

                                                                                                  December 31,    June 30,
                                                                                                      1999          2000
                                                                                                --------------    ------------
Assets:
   Current assets                                                                                  $  8,264       $  7,308
   Natural gas and oil properties, at cost, net                                                     112,066        120,320
   Other property and equipment, at cost, net                                                         1,686          1,487
   Other non-current assets                                                                           3,667          3,543
                                                                                                   --------       --------
      Total assets                                                                                 $125,683       $132,658
                                                                                                   ========       ========

Liabilities and stockholders' equity:
   Current liabilities                                                                             $ 17,744       $ 10,706
   Notes payable                                                                                     56,000         65,000
   Senior subordinated notes, net                                                                    41,341         44,437
   Other non-current liabilities                                                                      1,600          5,523
                                                                                                   --------       --------
      Total liabilities                                                                             116,685        125,666
   Stockholders' equity                                                                               8,998          6,992
                                                                                                   --------       --------
      Total liabilities and stockholders' equity                                                   $125,683       $132,658
                                                                                                   ========       ========

       SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (in thousands) (unaudited)

                                                                  Three Months Ended June 30,         Six Months Ended June 30,
                                                               ----------------------------------  ------------------------------
                                                                     1999              2000            1999          2000
                                                               ---------------     --------------  ------------   --------------
Cash flows from operating activities:
   Net loss                                                          $(14,839)      $ (4,328)      $(16,783)      $ (6,526)
   Depletion, depreciation and amortization                             1,653          1,944          3,141          3,831
   Interest paid through issuance of add'l senior sub. notes            1,342          1,526          2,642          3,003
   Amortization of deferred stock compensation                             55             24            113             36
   Amortization of deferred loan fees                                     366            298            628            689
   Amortization of discount on senior subordinated notes                  136            237            228            417
   Amortization of deferred loss on derivatives instruments                 -              -              -            280
   Market value adjustment for derivatives instruments                    529          1,924            529          2,367
   Loss on sale of natural gas and oil properties                      12,195              -         12,195              -
   Changes in deferred income tax liability                                 -              -              -              -
                                                                     --------       --------       --------       --------
      Operating cash flow                                               1,437          1,625          2,693          4,097
   Changes in working capital and other items                          (5,465)        (2,420)        (2,357)        (7,864)
                                                                     --------       --------       --------       --------
      Cash flows provided (used) by operating activities               (4,028)          (795)           336         (3,767)

Cash flows (used) provided by investing activities                     10,759         (7,519)        11,205        (11,676)
Cash flows (used) provided by financing activities                    (10,997)         6,728        (11,358)        12,774
                                                                     --------       --------       --------       --------
   Net increase (decrease) in cash and cash equivalents              $ (4,266)      $ (1,586)      $    183       $ (2,669)
                                                                     ========       ========       ========       ========

                   SUMMARY PER MCFE DATA
                        (unaudited)

                                                                  Three Months Ended June 30,         Six Months Ended June 30,
                                                               ----------------------------------  ------------------------------
                                                                     1999              2000            1999          2000
                                                               ---------------     --------------  ------------   --------------
Revenues:
   Natural gas and oil sales                                         $   2.29       $   2.93       $   2.16       $   2.93
   Workstation revenue                                                   0.05           0.01           0.05           0.02
                                                                     --------       --------       --------       --------
                                                                         2.34           2.94           2.21           2.95
Costs and expenses:
   Lease operating                                                       0.40           0.32           0.37           0.31
   Production taxes                                                      0.14           0.25           0.12           0.22
   General and administrative                                            0.58           0.45           0.58           0.46
   Depletion of natural gas and oil properties                           0.98           1.15           0.92           1.15
   Depreciation and amortization                                         0.09           0.08           0.09           0.08
   Amortization of stock compensation                                    0.04           0.02           0.04           0.01
                                                                     --------       --------       --------       --------
                                                                         2.23           2.27           2.12           2.23
                                                                     --------       --------       --------       --------

   Operating income                                                  $   0.11       $   0.67       $   0.09       $   0.72
                                                                     ========       ========       ========       ========